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                                                                     EXHIBIT 5.1

                                      DRAFT
                                December 29, 1999


RJDB/sts/950538
                                                                         -, 1999


Credit Suisse First Boston Corporation
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Saloman Smith Barney Inc.
Wit Capital Corporation
Fidelity Capital Markets
   a division of National Financial Services Corporation as Representatives of the several Underwriters referred to below
c/o Credit Suisse First Boston Corporation
11 Madison Avenue
New York, New York
10010-3629


Dear Sirs,

El Sitio, Inc. (THE "COMPANY")

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with the initial public offering of 8,200,000 common shares of the Company (the "Shares") as described in the prospectus (the "Prospectus") contained in the Company's Registration Statement on Form F-1 (File No. 333-91263) under the United States Securities Act of 1933, as amended (the "Act") filed by the Company with the United States Securities and Exchange Commission, and each amendment thereto, as it became effective under the Act (the "Registration Statement").

For the purposes of giving this opinion, we have examined the following documents:

         (i) the Registration Statement, including the Prospectus contained therein; and

         (ii)     a facsimile copy of the underwriting agreement dated
                  December -, 1999 among Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated,



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Credit Suisse First Boston Corporation
Lehman Brothers Inc.
-, 1999
Page 2


                  Salomon Smith Barney Inc., Wit Capital Corporation, and Fidelity Capital Markets (a division of National Financial Services Corporation) (the "Underwriters"), as representatives of the several underwriters named in
                  Schedule 1 of the agreement, the Company and certain subsidiaries of the Company as referred to therein.

The document listed in item (ii) above is herein sometimes referred to as the "Underwriting Agreement" (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the amended and restated memorandum of association and the articles of association of the Company (the "Memorandum and Articles of Association"), as [obtained from/filed with] the Registrar of Companies on -, 1999, minutes of a meeting of its directors with respect to the transactions to which this opinion relates held on September 9, 1999, October 6, 1999, October 28, 1999, November 4, 1999, November 7, 1999, November 9, 1999, November -, 1999 and December -, 1999, and minutes of meetings of its shareholders with respect to the transactions to which this opinion relates held on October 6, 1999 and December -, 1999 ( all such board of directors and shareholders' meeting minutes, including the resolutions reflected therein, being referred to herein as the "Minutes"), a certificate of good standing issued by the Registrar of Companies on December -, 1999 in respect of the Company and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Underwriting Agreement, other than the Company, to enter into and perform its respective obligations under the Underwriting Agreement, (d) the due execution of the Underwriting Agreement by each of the parties thereto, other than the Company, and the delivery thereof by each of the parties thereto, (e) the accuracy and completeness of all factual representations made in the Underwriting Agreement and other documents reviewed by us, (f) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended, (g) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein , (h) the validity and binding effect under the laws of the State of New York (the "Foreign Laws") of the Underwriting Agreement which is expressed to be governed by such Foreign Laws in accordance with its terms, (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Underwriting Agreement to the non-exclusive jurisdiction of any New York state or United States federal court sitting in the Borough of Manhattan, New York City (the "Foreign Courts").

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Credit Suisse First Boston Corporation
Lehman Brothers Inc.
-, 1999
Page 3



We have also assumed that the Shares will be issued pursuant to a Qualifying IPO (as defined in the Memorandum and Articles of Association), meaning that the Shares will be issued pursuant to an underwritten initial public offering of common shares of the Company pursuant to an effective registration statement under the Act in which the cumulative gross proceeds to the Company are equal to or greater than US$35,000,000.

The obligations of the Company under the Underwriting Agreement (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a British Virgin Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a British Virgin Islands court has inherent discretion to stay or allow proceedings in the British Virgin Islands courts.

We express no opinion as to the enforceability of any provision of the Underwriting Agreement which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).



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Credit Suisse First Boston Corporation
Lehman Brothers Inc.
-, 1999
Page 4



2. The Company has the necessary corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under the Underwriting Agreement. The execution and delivery of the Underwriting Agreement, including the allotment, issue and delivery of the Shares, by the Company and the performance by the Company of its obligations thereunder (including section 8 of the Underwriting Agreement) will not violate the Memorandum and Articles of Association nor any applicable law, regulation, order or decree in the British Virgin Islands.

3. The Company has an authorised and issued share capital as set forth under the caption "Description of Share Capital" in the Prospectus and the Shares have been duly and validly authorised, and will be validly issued, fully paid and non-assessable (meaning that no further sums will be payable to the Company on the Shares) when issued against payment and delivery in accordance with the Underwriting Agreement. The Shares will conform to the description thereof contained in the Prospectus.

4. The Company has taken all corporate action required to authorise its execution, delivery and performance of the Underwriting Agreement. The Underwriting Agreement has been duly executed and delivered by or on behalf of the Company, and constitutes the valid and binding obligations of the Company in accordance with the terms thereof.

5. There are no pre-emptive rights or similar rights on the issue of the Shares nor any restriction upon the voting of common shares of the Company (other than such matters as may require the separate approval of holders of Class A Preferred Shares or Class B Preferred Shares) pursuant to the Memorandum and Articles of Association or British Virgin Islands law.

6. No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the British Virgin Islands or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Underwriting Agreement.

7. Based solely upon a search of the Cause Book of the Supreme Court of the British Virgin Islands conducted at -[am/pm] on -, 1999 (which would not reveal details of proceedings which have been filed but not actually entered in the Cause Book at the time of our search), there are no judgments against the Company, nor any legal or governmental proceedings pending in the British Virgin Islands to which the Company is subject.



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Credit Suisse First Boston Corporation
Lehman Brothers Inc.
-, 1999
Page 5



8. The filing of the Registration Statement with the United States Securities and Exchange Commission and the listing of the Shares on Nasdaq National Market System have been duly authorised by the Company.

9. It is not necessary or desirable to ensure the enforceability in the British Virgin Islands of the Underwriting Agreement that it be registered in any register kept by, or filed with, any governmental authority or regulatory body in the British Virgin Islands.

10. The Underwriters have standing to bring an action or proceedings before the appropriate courts in the British Virgin Islands for the enforcement of the Underwriting Agreement. It is not necessary or advisable in order for the Underwriters to enforce their rights under the Underwriting Agreement, including the exercise of remedies thereunder, that it be licensed, qualified or otherwise entitled to carry on business in the British Virgin Islands.

11. There is no income or other tax of the British Virgin Islands imposed by withholding or otherwise on any payment to be made to or by the Company pursuant to the Underwriting Agreement or the issue or transfer of the Shares by the Company, the delivery of the Share to the Underwriters in the manner contemplated in the Underwriting Agreement or the sale and transfer of the Shares by the Underwriters.

12. The Underwriting Agreement will not be subject to ad valorem stamp duty in the British Virgin Islands and no registration, documentary, recording, transfer or other similar tax, fee or charge is payable in the British Virgin Islands in connection with the execution, delivery, filing, registration or performance of the Underwriting Agreement.

13. The choice of the Foreign Laws as the governing law of the Underwriting Agreement is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in the British Virgin Islands, except for those laws (i) which such court considers to be procedural in nature,
         (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the British Virgin Islands (and we have no reason to believe that the application of which would be held to be inconsistent with public policy). The submission in the Underwriting Agreement to the non-exclusive jurisdiction of the Foreign Courts is valid and binding upon the Company.

14. The Company is not entitled to any immunity under the laws of the British Virgin Islands, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce the Underwriting Agreement in respect of itself or its property.



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Credit Suisse First Boston Corporation
Lehman Brothers Inc.
-, 1999
Page 6



15. The Underwriting Agreement is in an acceptable legal form under the laws of the British Virgin Islands for enforcement thereof in the British Virgin Islands.

16. The courts of the British Virgin Islands would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against the Company based upon the Underwriting Agreement under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment,
         (b) such courts did not contravene the rules of natural justice of the British Virgin Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the British Virgin Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the British Virgin Islands and
         (f) the due compliance with the correct procedures under the laws of the British Virgin Islands (and we have no reason to believe that enforcement of such a judgment would contravene such rules of natural justice or be contrary of such public policy).

17. The Company may hold and sell foreign currency and securities without restrictions, including the payment of dividends in United State dollars or in any other currency.

18.      The statements in the Prospectus under the captions (a) "Risk
         Factors - Our shareholders may face difficulties in protecting their interests because we are a British Virgin Islands company" and "-You may experience difficulty in enforcing civil liberties against our company", insofar as they describe certain provision of British Virgin Islands, (b) "Description of Share Capital" insofar as they describe certain provision of the Memorandum and Articles of Association relating to the share capital of the Company and the International Business Company Act, 1984 (British Virgin Islands) and (c) "Taxation-British Virgin Islands Tax Considerations", insofar as they constitute a summary of matters of British Virgin Islands tax law, constitute accurate summaries thereof in all material respects.


Yours faithfully
CONYERS DILL & PEARMAN